Exhibit 99.1

Cowen Group, Inc. Announces Closing of Public Offering of 8.25% Senior Notes Due 2021

NEW YORK—(BUSINESS WIRE)—Oct. 10, 2014— Cowen Group, Inc. (NASDAQ:COWN) (“Cowen” or the “Company”) announced today the closing of its previously announced public offering of $63.25 million of 8.25% senior notes due 2021 (the “Notes”). The offering included $8.25 million aggregate principal amount of Notes pursuant to the exercise in full by the underwriters of their over-allotment option. The net proceeds of the offering after deducting the underwriting discount and estimated offering expenses payable by the Company, were approximately $60.41 million and are expected to be used to capitalize a new commercial finance company being formed by Cowen that would structure, underwrite and syndicate a broad range of loans to middle market commercial borrowers and for general corporate purposes. The closing of the Notes offering occurred on October 10, 2014.

Sterne Agee, Janney Montgomery Scott and Cowen and Company are acting as joint book-running managers, and Wunderlich Securities, Incapital, JMP Securities and Ladenburg Thalmann are serving as co-managers for the offering.

This offering was made only by the prospectus supplement and the accompanying base prospectus related to the offering of the notes (collectively, the “prospectus”). The notes were issued pursuant to an effective shelf registration statement previously filed on Form S-3 with the U.S. Securities and Exchange Commission. The preliminary prospectus and the final prospectus were filed with the SEC and are and will be available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus and the final prospectus may also be obtained by contacting Sterne Agee at 277 Park Avenue, 24th Floor, New York, New York 10172, 212-338-4708, syndicate@sterneagee.com or Janney Montgomery Scott at 1717 Arch St, Philadelphia, PA 19103, 215-665-6170, preinhart@janney.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, and sales and trading services through its two business segments: Ramius and its affiliates makes up the Company’s alternative investment segment, while Cowen and Company and its affiliates make up the Company’s broker-dealer segment. Ramius provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital. Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors. Founded in 1918, the firm is headquartered in New York and has offices worldwide.

Source: Cowen Group, Inc.

Cowen Group, Inc.
Stephen Lasota, 212-845-7919